Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Fourth-Quarter and

Full-Year 2010 Results

•	Full-Year Revenues Double to a Record $4.7 Billion, with Net Income of Over $1 Billion, or $7.49 Per Diluted Share

•	Cash from Operations Increases More Than 600% to $1.3 Billion, from $186 Million in 2009

•	Record Iron Ore Sales Volume Achieved in North America and Asia Pacific

•	Fourth-Quarter Revenues Reach a Record $1.4 Billion, With Net Income of $384 Million, or $2.82 Per Diluted Share

CLEVELAND—Feb. 16, 2011—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported fourth-quarter and full-year results for the period ended Dec. 31, 2010. Record full-year revenues of $4.7 billion increased $2.3 billion, or over 100%, from the previous year. Full-year operating income increased to $1.3 billion, up 450% from $230 million in 2009. Net income was $1 billion, or $7.49 per diluted share, up from $205 million, or $1.63 per diluted share, in the prior year. Fourth-quarter net income increased to an all-time quarterly record of $384 million, or $2.82 per diluted share. Increased sales volumes and favorable pricing for both periods contributed to the Company’s record-breaking results.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “Our impressive year-over-year earnings momentum is directly attributable to the strategic efforts to increase our business’ exposure to seaborne pricing over the past five years. I expect this trend to continue as we execute on our previously announced acquisition of Consolidated Thompson Iron Mines Limited (TSX: CLM), which, upon closing, will further diversify Cliffs’ customer base and lever the Company’s sales to seaborne pricing.”

2010 Highlights

In 2010, Cliffs executed a number of strategic transactions and accomplished several financial, operational and sustainability milestones, positioning the Company among the fastest growing in the S&P 500 Index. These included:

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

•	Achieving record-breaking annual revenues, operating income, net income, diluted earnings per share and cash from operations;

•	The purchase of INR Energy’s coal operations, furthering Cliffs’ exposure to metallurgical coal;

•	Acquiring the remaining 73% interest in Wabush Mines, resulting in 4 million tons of additional seaborne iron ore exposure annually;

•	Successfully closing the Freewest Resources acquisition and acquiring Spider Resources, which together provide Cliffs control of three premium chromite deposits in Northern Ontario, Canada;

•	Raising $1.4 billion in two public debt offerings with investment-grade ratings from Standard & Poor’s and Moody’s;

•	Announcing plans to increase production capacity at the Company’s Asia Pacific Iron Ore operations to 11 million from nine million tons;

•	Increasing the quarterly cash dividend rate by 60%;

•	Being named No. 9 in Bloomberg Businessweek’s ranking of the top 50 best performers in the S&P 500;

•	Being named No. 97 in the Global 1000 Sustainable Performance Leaders Ranking, issued by CRD Analytics, a leading provider of independent sustainability investment analytics;

•	Being named No. 23 in the Maplecroft Climate Innovation Indexes, which ranks 350 U.S. companies for climate-related innovation and carbon management programs; and

•	Celebrating the 50th anniversary of the Company’s listing on the New York Stock Exchange.

Fourth-Quarter Consolidated Results

Consolidated fourth-quarter revenues were $1.4 billion, a 74% increase compared with $821 million in the same quarter last year. The increase was driven by higher sales volume and pricing due to greater exposure to seaborne markets and higher global demand for steelmaking raw materials.

In the fourth quarter, Cliffs’ consolidated sales margin increased 175% to $482 million, from $175 million in the same period of 2009. The increase was the result of increased sales volumes and higher year-over-year pricing in each of the Company’s business segments.

Consolidated operating income for the fourth quarter increased 155% to $397 million, from $156 million in the prior year’s comparable quarter. Fourth-quarter 2010 net income increased 255%

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

to $384 million, or $2.82 per diluted share, from $108 million, or $0.82 per diluted share, in the fourth quarter of 2009.

During the quarter, Cliffs completed a legal entity restructuring related to the Amapá project that primarily resulted in a deferred tax benefit of $78 million. The Company indicated this tax benefit was a non-recurring, non-cash item.

North American Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Volumes - In Thousands of Long Tons
Total Sales Volume	7,559	6,642	26,208	16,554
Total Production Volume	9,119	6,150	32,019	19,617
Cliffs’ Share of Total Production Volume	7,061	5,996	25,384	17,111

Sales Margin - In Millions
Revenues from product sales and services	$883.5	$568.5	$2,921.4	$1,447.8
Cost of goods sold and operating expenses	583.2	401.1	1,999.4	1,172.3

Sales margin	$300.3	$167.4	$922.0	$275.5

Sales Margin - Per Ton
Revenues from product sales and services*	$107.38	$80.44	$102.95	$81.80
Cash cost**	64.59	52.48	63.49	60.67
Depreciation, depletion and amortization	3.07	2.76	4.27	4.49

Cost of goods sold and operating expenses*	67.66	55.24	67.76	65.16

Sales margin	$39.72	$25.20	$35.19	$16.64

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Fourth-quarter 2010 North American Iron Ore pellet sales volume was 7.6 million tons, a 14% increase from the 6.6 million tons sold in the fourth quarter of 2009. The increase in sales volume is attributed to better demand for iron ore pellets, reflecting a steady North American steel industry capacity utilization of approximately 70%, compared with a lower utilization rate of nearly 60% in the fourth quarter of 2009. Successful marketing of additional iron ore pellets available for sale from Cliffs’ acquisition of its former partners’ interests in Wabush Mines also contributed to the quarter’s increase in sales volume from the same period in the prior year. The Company indicated payment timing and several days of severe weather conditions on the Great Lakes prohibited Cliffs from recognizing revenue for approximately 600,000 tons of pellets during the fourth quarter of 2010. Cliffs said this impacted North American Iron Ore revenue and sales margin by approximately $80 million and $38 million, respectively. These shipments and the related revenue will be realized in the first quarter of 2011.

North American Iron Ore revenue per ton was $107.38 during the fourth quarter, compared with $80.44 in the fourth quarter of 2009. Per-ton revenues in the quarter were positively impacted

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

by an increase in seaborne iron ore prices and hot band steel prices, both of which are pricing factors in Cliffs’ customer supply agreements. During the fourth quarter, the Company prevailed in one of its two previously disclosed arbitrations with customers. The binding decision by the American Arbitration Association entitled Cliffs to use a pricing increase in excess of 95% for seaborne blast furnace pellets in the pricing formula for a customer’s supply agreement. The customer is maintaining a court application to vacate the arbitration award, which Cliffs is vigorously contesting. The Company indicated its other previously disclosed arbitration is ongoing.

Cost per ton in North American Iron Ore was $67.66, up 22% from $55.24 in the year-ago quarter. The increase was driven primarily by higher profit sharing, employment-related and materials costs, along with royalties and the effect of Cliffs’ 100% ownership of Wabush Mines, offset by lower idle expenses. Additionally, prior-year costs benefited from Cliffs purchasing tonnage from some of the mine partners of its non-wholly owned mines at variable cost.

North American Coal

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Volumes - In Thousands of Short Tons
Total Sales Volume	927	748	3,284	1,874
Total Production Volume	918	729	3,245	1,742

Sales Margin - In Millions
Revenues from product sales and services	$114.8	$82.0	$438.2	$207.2
Cost of goods sold and operating expenses	138.0	90.5	466.8	279.1

Sales margin	$(23.2)	$(8.5)	$(28.6)	$(71.9)

Sales Margin - Per Ton
Revenues from product sales and services*	$116.83	$90.64	$120.68	$93.44
Cash cost**	122.33	86.90	108.47	111.42
Depreciation, depletion and amortization	19.52	15.11	20.92	20.38

Cost of goods sold and operating expenses*	141.85	102.01	129.38	131.80

Sales margin	$(25.02)	$(11.37)	$(8.70)	$(38.36)

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization and other non-cash expenses per ton.

North American Coal sales volume increased 24% to 927,000 tons from the 748,000 tons sold in 2009’s fourth quarter. The increase was primarily driven by 615,000 tons of incremental sales volume from the coal operations of INR Energy, which were acquired in mid-2010. The year-over-year decrease in sales volume for Cliffs’ Pinnacle and Oak Grove mines was attributed to the effects of continued adverse geological conditions at both mines. Recently, Cliffs installed a new longwall plow system and refurbished its coal preparation plant at Pinnacle Mine in West Virginia. Cliffs noted that Pinnacle Mine was producing at very low levels during the installation and start-up of the longwall plow system, which was successfully completed by quarter end. The Company is also in the midst of installing a new mine shaft at its Oak Grove Mine in Alabama.

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

Revenue per ton increased 29% to $116.83 compared with the fourth quarter of 2009. Cost per ton increased 39% to $141.85, from $102.01 in the comparable quarter last year. Cost per ton at both Pinnacle and Oak Grove mines was negatively impacted by the low production yields given adverse geological conditions experienced at both mines during the quarter. The unfavorable costs experienced at these mine sites were offset by lower per-ton costs at the recently acquired coal operations of INR Energy.

Asia Pacific Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Volumes - In Thousands of Metric Tons
Total Sales Volume	2,633	2,121	9,284	8,512
Total Production Volume	2,588	2,232	9,249	8,317

Sales Margin - In Millions
Revenues from product sales and services	$356.7	$136.7	$1,123.9	$542.1
Cost of goods sold and operating expenses	173.1	116.9	557.7	454.9

Sales margin	$183.6	$19.8	$566.2	$87.2

Sales Margin - Per Metic Ton
Revenues from product sales and services	$135.47	$64.45	$121.06	$63.69
Cash cost*	51.80	41.40	45.65	40.45
Depreciation, depletion and amortization	13.94	13.72	14.42	12.99

Cost of goods sold and operating expenses	65.74	55.12	60.07	53.44

Sales margin	$69.73	$9.33	$60.99	$10.25

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

Fourth-quarter 2010 Asia Pacific Iron Ore sales volume was 2.6 million tons, a 24% increase from the sales volume of 2.1 million tons in the 2009 comparable quarter. The increase was driven by higher volumes from Cliffs’ Cockatoo Island joint venture, which resumed production in the third quarter of 2010 and is anticipated to produce approximately 700,000 tons of high-grade fines product annually for Cliffs through 2012.

Fourth-quarter revenue per ton in Asia Pacific Iron Ore more than doubled to $135.47, compared with $64.45 in the fourth quarter of 2009. The increase was due to significantly higher prices in the seaborne market for iron ore products. Cliffs indicated that pricing mechanisms utilized for a vast majority of its customers in the Asia Pacific Iron Ore business segment have evolved through 2010 with some contracts based on mechanisms more closely correlated with spot prices. Other sales continue to be contracted based on quarterly pricing mechanisms.

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

Per-ton cost increased 19% to $65.74 in 2010’s fourth quarter, from $55.12 in the fourth quarter of 2009. The increase was primarily driven by unfavorable foreign exchange rates and increased royalty costs when compared with the same period in the prior year.

Sonoma Coal and the Amapá Iron Ore Project

In the fourth quarter of 2010, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 500,000 tons. Revenues and sales margin generated for Cliffs’ share were $69 million and $22.9 million, respectively. Revenue per ton at Sonoma was $137.90, with costs of $92.19 per ton.

Cliffs has a 30% ownership interest in the Amapá Iron Ore Project. During the fourth quarter, Amapá produced a total of 1.2 million tons and earned equity income of $5.6 million for Cliffs’ share of the project.

Capital Structure, Cash Flow and Liquidity

At year end, Cliffs had $1.6 billion of cash and cash equivalents, with no borrowings drawn on its $600 million revolving credit facility excluding, letters of credit. For the year, Cliffs generated more than $1.3 billion in cash from operations. Cliffs noted that the Company did not receive the previously disclosed settlement payment of $129 million related to the arbitration resolution with one of its North American Iron Ore customers until Jan. 6, 2011. As such, this payment was not reflected in Cliffs’ 2010 cash from operations or in cash and cash equivalents at Dec. 31, 2010.

Major uses of cash in 2010 included approximately:

•	$270 million for capital expenditures; and,

•	$1.1 billion for acquisitions completed in 2010.

At Dec. 31, 2010 Cliffs had $1.7 billion in long-term borrowings, comprised of $325 million in private placement senior notes and $1.4 billion in public senior notes. The Company indicated that the majority of the long-term borrowings mature in 2020 and beyond. Depreciation, depletion and amortization for full-year 2010 was $322 million.

Outlook

The Company anticipates global steel production will continue to grow in 2011, primarily driven by emerging economies such as China, India and Brazil. Based on these dynamics, Cliffs continues to have an optimistic outlook for its businesses.

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

Subsequent to year end, Cliffs announced it had entered into a definitive arrangement agreement with Consolidated Thompson Iron Mines Limited to acquire all of its shares outstanding in an all-cash transaction valued at approximately $4.9 billion Canadian (including net debt), which was unanimously approved by Consolidated Thompson’s board of directors. In addition, Cliffs entered into a support agreement with Consolidated Thompson’s largest shareholder, Wuhan Iron and Steel (Group) Corporation of China, along with the directors and certain senior officers of Consolidated Thompson. This transaction is expected to close in early second quarter of 2011, subject to the satisfaction or waiver of various closing conditions. After closing this transaction, Cliffs anticipates including this business in subsequent market outlooks.

North American Iron Ore Outlook (Long tons)

Cliffs said it is increasing its 2011 North American Iron Ore sales volume expectation to approximately 28 million tons, partially as a result of the additional 600,000 tons of sales volume indicated above, it expects to recognize in the first quarter of 2011, with the balance due to improved market conditions.

Cliffs’ North American Iron Ore 2011 revenue-per-ton expectation is $140 - $145, based on the following assumptions:

•	2011 U.S. blast furnace utilization of approximately 70%;

•	2011 average hot rolled steel pricing of $650 - $700;

•	2011 settled annual pellet increases of 35% from 2010’s pricing; and

•	Successful collection of $300 million associated with the pending arbitration discussed above.

The revenue-per-ton expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized average revenue per ton for the full year will ultimately depend on increases or decreases for blast furnace pellets from annual 2010 seaborne pellet prices, sales-volume levels, customer mix, production input costs and/or steel prices (all factors in the Company’s formula-based pricing in the North American Iron Ore business segment) and the final award for the ongoing arbitration.

In addition, Cliffs said the following approximate sensitivities would impact actual realized prices:

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

•

For every 10% change from the above expectation for annual blast furnace pellet prices, Cliffs expects its average realized revenue per ton in North American Iron Ore to change by approximately $6; and

•	For every $25 change from the estimated 2011 hot rolled steel prices noted above, Cliffs expects its average revenue per ton in North American Iron Ore to change by $0.55.

Cliffs expects its North American Iron Ore 2011 production volume to be approximately 28 million tons. At this production level, the Company anticipates its cost per ton to be $65 - $70, with approximately $5 per ton comprised of depreciation, depletion and amortization.

North American Coal Outlook (Short tons f.o.b the mine)

Cliffs said it is maintaining its 2011 North American Coal sales and production volumes expectation of approximately 6.5 million tons, comprised of 1 million tons of thermal coal, 1.5 million tons of high-volatile metallurgical coal and 4 million tons of low-volatile metallurgical coal.

Cliffs’ North American Coal 2011 revenue-per-ton expectation is $135 - $140. This revenue-per-ton estimate is based on the following factors:

•	Virtually all of the expected thermal coal sales volume committed at an average price of $71 per ton;

•	95% of the expected high-volatile metallurgical coal sales volume committed at an average of $115 per ton;

•	70% of the expected low-volatile metallurgical coal sales volume committed at an average of $150 per ton; and

•	Uncommitted tons of low-volatile metallurgical coal priced at $185 per ton.

In 2011, Cliffs anticipates cost per ton for the year of approximately $105 - $110, with approximately $15 per ton comprised of depreciation, depletion and amortization.

Asia Pacific Iron Ore Outlook (Metric tons f.o.b the port)

Asia Pacific Iron Ore 2011 sales and production volumes are expected to be 9 million tons. Cliffs’ 2011 Asia Pacific Iron Ore revenue-per-ton expectation is $175 - $180, based on the following assumptions:

•	The Platts spot price of $187 per ton (c.i.f. China) as of Jan. 31, 2011, is maintained for the remainder of 2011;

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

•	Pricing for the majority of Chinese customers, which represents approximately 80% of the expected sales volume, continues to use a mechanism closely correlated to spot prices;

•	Pricing mechanisms for the majority of Japanese customers, which represents approximately 20% of the expected sales volumes, continue to use quarterly lag spot prices; and

•	A product mix of approximately 50% lump and 50% fines.

Costs per ton are expected to be approximately $70 - $75. The year-over-year increase in the average cost expectation is primarily driven by higher royalties, higher stripping costs and a less favorable foreign exchange rate. Depreciation, depletion and amortization costs per ton are expected to be $12.

The following table provides a summary of Cliffs’ 2011 guidance for these three business segments:

2011 Outlook Summary
	North American Iron Ore (1)	North American Coal (2)	Asia Pacific Iron Ore (3)
	Current	Current	Current
	Outlook	Outlook	Outlook
Sales volume (in millions)	28.0	6.5	9.0

Revenue per ton	$140 - $145	$135 - $140	$175 - $180

Cost per ton	$65 - $70	$105 - $110	$70 - $75

(1)	North American Iron Ore tons are reported in long tons.
(2)	North American Coal tons are reported in short tons f.o.b. the mine.
(3)	Asia Pacific Iron Ore tons are reported in metric tons f.o.b the port.

Outlook for Sonoma Coal and the Amapá Iron Ore Project (Metric tons f.o.b the port)

In 2011, the Company expects its equity sales and production volume at Sonoma Coal to be 1.6 million tons. The approximate product mix is expected to be two thirds thermal coal and one third metallurgical coal. Cliffs expects per-ton costs to be $105 - $110. The year-over-year increase in the average cost expectation is primarily driven by higher royalties and an unfavorable exchange rate variance.

Cliffs expects the Amapá Iron Ore Project to be modestly profitable in 2011.

SG&A Expenses and Other Expectations

SG&A expenses are anticipated to be approximately $200 million in 2011. In addition, Cliffs intends to incur the following additional cash outflows:

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

•	Approximately $50 million to $55 million related to its global exploration activities;

•	Approximately $35 million related to its chromite project in Ontario, Canada; and

•	Approximately $50 million related to Sonoma Coal partner profit sharing.

The Company anticipates an effective tax rate of approximately 30% for the year and depreciation, depletion and amortization of approximately $360 million.

2011 Capital Budget Update and Other Uses of Cash

Based on the above outlook, Cliffs expects to generate more than $2.7 billion in cash from operations in 2011. The Company expects capital expenditures of approximately $700 million, comprised of approximately $300 million in sustaining capital and approximately $400 million in growth and expansion, including the following projects within Cliffs’ business segments:

North American Iron Ore

•	$125 million related to the previously disclosed extension of Cliffs’ Empire Mine in Michigan to 2014

•	$20 million related to increasing production at Wabush to 5.5 million tons by 2013

North American Coal

•	$45 million related to bringing Lower War Eagle, a high-volatile metallurgical coal mine in West Virginia, into production

•	$16 million related to the previously disclosed mine shaft construction at Cliffs’ Oak Grove Mine in Alabama

•	$14 million related to the previously disclosed longwall installation at Cliffs’ Pinnacle Mine in West Virginia

Asia Pacific Iron Ore

•	$146 million related to the previously disclosed infrastructure upgrades at Cliffs’ Koolyanobbing Mine in Western Australia

Cliffs will host a conference call to discuss its 2010 fourth-quarter and year-end results tomorrow, Feb. 17, 2011, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website: www.cliffsnaturalresources.com. A replay of the call will be available on the website for approximately 30 days.

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of high and low volatile metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Canada and six coal mines located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The Latin American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Other projects under development include a biomass production plant in Michigan and Ring of Fire chromite properties in Ontario, Canada. Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world's largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

‘Safe Harbor’ Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as 'forward-looking' within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the uncertainty or weakness in economic conditions, including downward pressure on prices; trends affecting our financial condition, results of operations or future prospects; changes in market conditions; the ability to reach final agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the outcome of any arbitrations and litigation; our ability to successfully integrate the operations of our acquired businesses into our operations; the outcome of any contractual disputes with our customers or significant suppliers of energy or materials; changes in the sales volumes or mix; the impact of price-adjustment factors on our sales contracts; our ability to achieve post-acquisition synergies; availability of capital equipment and component parts; the failure of plant, equipment or processes to operate as anticipated; the ability of our customers to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; our ability to obtain any permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity; our actual economic ore reserves; reductions in current resource estimates; risks related to international operations, fluctuating iron ore prices and currency exchange rates; our ability to achieve the strategic and other objectives related to acquisitions; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; the ability to maintain liquidity and successfully implement our financing plans; and problems with productivity, third party contractors, labor disputes, weather

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs and other risks of the mining industry; and the satisfaction or waiver of closing conditions in the arrangement agreement with Consolidated Thompson, including obtaining required approval by shareholders of Consolidated Thompson and third-party, regulatory and court approvals.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report and Reports on Form 10-K, Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this press release.

SOURCE: Cliffs Natural Resources Inc.

GLOBAL COMMUNICATIONS AND INVESTOR RELATIONS CONTACTS:

Steve Baisden

Vice President, Investor Relations and Communications

(216) 694-5280

Jessica Moran

Manager, Investor Relations

(216) 694-6532

Patricia Persico

Sr. Manager, Media Relations and Marketing Communications

(216) 694-5316

FINANCIAL TABLES FOLLOW

# # #

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

Cliffs Natural Resources Inc. and Subsidiaries

Statements of Unaudited Condensed Consolidated Operations

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,341.9	$772.1	$4,416.8	$2,216.2
Freight and venture partners’ cost reimbursements	82.3	48.4	265.4	125.8

	1,424.2	820.5	4,682.2	2,342.0
COST OF GOODS SOLD AND OPERATING EXPENSES	(941.9)	(645.5)	(3,158.7)	(2,033.1)

SALES MARGIN	482.3	175.0	1,523.5	308.9
OTHER OPERATING INCOME (EXPENSE)

Selling, general and administrative expenses	(73.7)	(37.1)	(238.0)	(120.7)
Casualty recoveries	—	—	3.3	—
Royalties and management fee revenue	4.4	1.3	12.1	4.8
Gain on sale of assets	0.4	11.7	3.0	13.2
Miscellaneous - net	(16.6)	4.7	(38.9)	24.0

	(85.5)	(19.4)	(258.5)	(78.7)

OPERATING INCOME	396.8	155.6	1,265.0	230.2
OTHER INCOME (EXPENSE)
Gain on acquisition of controlling interests	—	—	40.7	—
Changes in fair value of foreign currency contracts, net	15.0	0.9	39.8	85.7
Interest income	1.5	3.1	9.9	10.8
Interest expense	(28.9)	(9.7)	(69.7)	(39.0)
Impairment of securities	—	—	(1.2)	—
Other non-operating income (expense)	5.7	3.5	13.7	2.9

	(6.7)	(2.2)	33.2	60.4

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME (LOSS) FROM VENTURES	390.1	153.4	1,298.2	290.6
INCOME TAX BENEFIT (EXPENSE)	(10.9)	(35.4)	(292.0)	(20.8)
EQUITY INCOME (LOSS) FROM VENTURES	5.1	(9.9)	13.5	(65.5)

NET INCOME	384.3	108.1	1,019.7	204.3
LESS: LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(0.1)	(0.1)	(0.2)	(0.8)

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$384.4	$108.2	$1,019.9	$205.1

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$2.84	$0.83	$7.54	$1.64

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$2.82	$0.82	$7.49	$1.63

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	135,360	130,856	135,301	124,998
Diluted	136,254	131,697	136,138	125,751

CASH DIVIDENDS DECLARED PER SHARE	0.1400	0.0875	0.5100	0.2600

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544

Cliffs Natural Resources Inc. and Subsidiaries

Statements of Unaudited Condensed Consolidated Financial Position

	December 31, (In Millions)
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,566.7	$502.7
Accounts receivable	359.1	103.5
Inventories	269.2	272.5
Supplies and other inventories	148.1	102.7
Deferred and refundable taxes	43.2	61.4
Derivative assets	82.6	51.5
Other current assets	114.8	66.9

TOTAL CURRENT ASSETS	2,583.7	1,161.2

PROPERTY, PLANT AND EQUIPMENT, NET	3,979.2	2,592.6

OTHER ASSETS
Marketable securities	85.9	88.1
Investments in ventures	514.8	315.1
Goodwill	196.5	74.6
Intangible assets, net	175.8	114.8
Long-term receivables	56.1	49.8
Deferred income taxes	140.3	151.1
Deposits and miscellaneous	45.9	92.0

TOTAL OTHER ASSETS	1,215.3	885.5

TOTAL ASSETS	$7,778.2	$4,639.3

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$266.5	$178.9
Accrued employment costs	129.9	78.4
Income taxes payable	103.4	6.1
State and local taxes payable	38.9	35.1
Below-market sales contracts - current	57.1	30.3
Accrued expenses	136.7	77.4
Deferred revenue	215.6	105.1
Other current liabilities	80.6	59.1

TOTAL CURRENT LIABILITIES	1,028.7	570.4
POSTEMPLOYMENT BENEFIT LIABILITIES
Pensions	284.9	267.3
Other postretirement benefits	243.1	178.5

TOTAL POSTEMPLOYMENT BENEFIT LIABILITIES	528.0	445.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	184.9	124.3
DEFERRED INCOME TAXES	63.7	70.8
SENIOR NOTES	1,713.1	325.0
TERM LOAN	—	200.0
BELOW-MARKET SALES CONTRACTS	164.4	153.3
OTHER LIABILITIES	256.7	212.7

TOTAL LIABILITIES	3,939.5	2,102.3

EQUITY
TOTAL CLIFFS SHAREHOLDERS’ EQUITY	3,845.9	2,542.8
NONCONTROLLING INTEREST	(7.2)	(5.8)

TOTAL EQUITY	3,838.7	2,537.0

TOTAL LIABILITIES AND EQUITY	$7,778.2	$4,639.3

CLIFFS NATURAL RESOURCES INC.     •    200 PUBLIC SQUARE     •    SUITE 3300     •    CLEVELAND, OH 44114-2544